Exhibit 99.2

Market Announcement

18 May 2023

Light & Wonder, Inc. (ASX: LNW) – Admission and Quotation

Description

Light & Wonder, Inc. (‘LNW’) was admitted to the Official List of ASX as an ASX Foreign Exempt Listing on Thursday, 18 May 2023.

As an ASX Foreign Exempt Listing, LNW is primarily regulated by the listing rules of its home exchange (being the NASDAQ Global Select Market) and is exempt from complying with most of ASX’s Listing Rules.

The securities of LNW will commence quotation at 11:00am AEST on Monday, 22 May 2023.

The shares of LNW will be settled in the form of CHESS Depositary Interests (‘CDIs’) at a ratio of 1 CDI: 1 share of common stock.

Quotation information
Quoted securities	1,000,000 fully paid shares of common stock (equivalent to 1,000,000 CDIs)
CDI ratio	1 CDI: 1 share of common stock
ASX code	LNW
Time	11:00am AEST
Date	Monday, 22 May 2023
ASX trade abbreviation	LIGHT & WO
ISIN	AU0000278103
Registered office	112 North Curry Street, Carson City, NV, 89703, USA Phone: +1 702 897-7150 Email: ir@lnw.com
Company secretary	Constance P. James
Share registry
Computershare Investor Services Pty Limited
Address: Yarra Falls, 452 Johnston Street, Abbotsford VIC 3067
Phone: 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia)
Email: web.queries@computershare.com.au

Balance date	31 December
CHESS	Participating. CHESS and Issuer Sponsored.
Place of incorporation	Nevada, USA
Activities
Light & Wonder, Inc. is a leading cross-platform global games company with a focus on content and digital markets. Its portfolio of revenue-generating activities primarily includes supplying game content and gaming machines, casino management systems and table game products and services to licensed gaming entities, providing social casino and other mobile games to retail customers, including casual gaming and providing a comprehensive suite of digital real money gaming, distribution platforms, content, products and services to various gaming entities.

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ASX Limited	ASX Customer Service Centre 131 279 | asx.com.au

Lead manager	N/A
Underwriter	N/A
Overseas home exchange	NASDAQ Global Select Market
ASX restricted securities	N/A
Other securities not quoted
90,133,311 Shares of Common Stock

1,843,507 Options

669,165 Unvested Performance Restricted Stock Units

1,255,263 Unvested Restricted Stock Units

US$546m Senior Unsecured Notes due in 2025

US$693m Senior Unsecured Notes due in 2028

US$495m Senior Unsecured Notes due in 2029

What do I need to do and by when?

Please refer to LNW’s announcements.

Disclaimer

Please refer to the following disclaimer.

Issued by

Jonathan Bisset
Senior Adviser, Listings Compliance

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